Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

INOZYME PHARMA, INC.

at

$4.00 Net Per Share

Pursuant to the Offer to Purchase Dated June 2, 2025

by

INCLINE MERGER SUB, INC.

a wholly-owned subsidiary of

BioMarin Pharmaceutical Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JUNE 30, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated June 2, 2025 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by Incline Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Inozyme Pharma, Inc., a Delaware corporation (“Inozyme”), for $4.00 per Share (the “Offer Price”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Inozyme’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $4.00 per Share, in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 16, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Inozyme, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following (but in any event on the same day as) the acceptance of the Shares for payment (the “Offer Acceptance Time”), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Inozyme (the “Merger”), with Inozyme continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the Delaware General Corporation Law (the “DGCL”)) is referred to as the “Merger Effective Time.” As of the Merger Effective Time, each outstanding Share (other than (a) Shares held by Inozyme (including Shares held in Inozyme’s treasury), (b) Shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent, (c) Shares validly tendered and irrevocably accepted for purchase in the Offer and (d) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest and subject to any applicable withholding of taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Inozyme who continuously held Shares from the date of the demand for appraisal through the Merger Effective Time who (i) did not tender their Shares in the Offer (or, if tendered, properly and subsequently withdrew such Shares prior to the Offer Acceptance Time); (ii) follow the procedures set forth in Section 262 of the DGCL, including providing documentary evidence of such stockholder’s beneficial ownership of such Shares; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.

The board of directors of Inozyme, at a meeting duly called and held, unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to, and in the best interest of, Inozyme and its stockholders, (b) approved the execution, delivery and performance by Inozyme of the Merger Agreement and the consummation of the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, (c) resolved that the Merger will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the holders of Shares tender their Shares to Purchaser pursuant to the Offer.

5.

The Offer and withdrawal rights expire one minute following 11:59 p.m., Eastern Time, on June 30, 2025, unless extended or earlier terminated as permitted by the Merger Agreement (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”).

6.

Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended, relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment or the purchase of any Shares validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer), and, to the extent permitted by the Merger Agreement, may terminate the Offer or amend the Offer as otherwise permitted by the Merger Agreement and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the terms of the Merger Agreement), if (A) any of the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition (each, as defined below) have not been satisfied by the Expiration Date; or (B) any of the following conditions have not been satisfied or waived in writing by Parent as of the Expiration Date: (a) the number of Shares (1) validly tendered (and not validly withdrawn) prior to the Expiration Date and

(2) otherwise beneficially owned by Parent or Purchaser (or any wholly-owned subsidiary of Parent or Purchaser), if any, that collectively represent at least one Share more than 50% of the then-issued and outstanding Shares as of the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) (the “Minimum Condition”); (b) the representations and warranties of Inozyme as set forth in the Merger Agreement are accurate, subject to applicable materiality and other qualifiers as set forth in the Merger Agreement (the “Representation Condition”); (c) Inozyme having complied with or performed in all material respects all of Inozyme’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”); (d) since the date of the Merger Agreement, there will not have occurred any Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase) that is continuing as of the Offer Acceptance Time (the “MAE Condition”); (e) the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any timing agreement with any governmental body has expired or been terminated (the “Regulatory Condition”); (f) Parent and Purchaser having received a certificate executed on behalf of Inozyme by Inozyme’s Chief Executive Officer or its Chief Financial Officer confirming that the Representations Condition, the Obligations Condition and the MAE Condition have been duly satisfied; (g) there not having been issued by any court of competent jurisdiction or remaining in effect any temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer, nor any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body of competent jurisdiction that remains in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “Order Condition”); and (h) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”). These conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase.

7.

Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding may be required at the applicable rate (currently 24%), unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

INOZYME PHARMA, INC.

at

$4.00 Net Per Share

Pursuant to the Offer to Purchase Dated June 2, 2025

by

INCLINE MERGER SUB, INC.

a wholly-owned subsidiary of

BioMarin Pharmaceutical Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 2, 2025 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Incline Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Inozyme Pharma, Inc., a Delaware corporation (“Inozyme”), for $4.00 per Share, in cash, without interest, subject to any applicable withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. We are not providing for guaranteed delivery procedures. Shares will be deemed delivered only when actually received by the Paying Agent. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:		SIGN HERE

Shares*
Signature(s)

Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.